                                                               Page 1 of 7 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. __)(1)


                               CORVIS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    221009103
--------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /  Rule 13d-1(b)

       / /  Rule 13d-1(c)

       /x/  Rule 13d-1(d)

-----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 221009103                13G                         Page 2 of 7 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED
             PARTNERSHIP ("KPCB VIII") 77-0431351
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

               CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                          5      Sole Voting Power                           0
     Number of
      Shares              ------------------------------------------------------
   Beneficially           6      Shared Voting Power                31,882,908
     Owned by
       Each               ------------------------------------------------------
     Reporting            7      Sole Dispositive Power                      0
    Person With
                          ------------------------------------------------------
                          8      Shared Dispositive Power           31,882,908

--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each            31,882,908
             Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9              9.0%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 221009103                  13G                       Page 3 of 7 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                 KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                 CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                          5      Sole Voting Power                           0
     Number of
      Shares              ------------------------------------------------------
   Beneficially           6      Shared Voting Power
     Owned by
       Each                      33,730,272 shares of which 31,882,908 shares
     Reporting                   are directly held by KPCB VIII and 1,847,364
    Person With                  shares are directly held by KPCB VIII
                                 Founders Fund, L.P., a California limited
                                 partnership ("KPCB VIII FF"). KPCB VIII
                                 Associates is the general partner of KPCB
                                 VIII and KPCB VIII FF.
                          ------------------------------------------------------
                          7      Sole Dispositive Power                      0
                          ------------------------------------------------------
                          8      Shared Dispositive Power

                                 33,730,272 shares of which 31,882,908 shares
                                 are directly held by KPCB VIII and 1,847,364
                                 shares are directly held by KPCB VIII FF.
                                 KPCB VIII Associates is the general
                                 partner of KPCB VIII and KPCB VIII FF.
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each           33,730,272
             Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                                     / /
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9              9.5%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                    PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 221009103                 13G                        Page 4 of 7 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a)/ /  (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------------------------------------------------------------
                          5      Sole Voting Power                           0
     Number of            ------------------------------------------------------
       Shares             6      Shared Voting Power
    Beneficially
      Owned by                   34,595,148 shares of which 31,882,908 shares
        Each                     are directly held by KPCB VIII, 1,847,364
      Reporting                  shares are directly held by KPCB VIII FF,
     Person With                 and 864,876 shares are directly held by
                                 KPCB Information Sciences Zaibatsu Fund
                                 II, L.P., a California limited
                                 partnership ("KPCB ZF II"). Mr. Khosla is
                                 a general partner of KPCB VIII Associates
                                 and KPCB VII Associates. Mr. Khosla
                                 disclaims beneficial ownership of the
                                 shares held directly by KPCB VIII, KPCB
                                 VIII FF and KPCB ZF II.
                          ------------------------------------------------------
                          7      Sole Dispositive Power                      0
                          ------------------------------------------------------
                          8      Shared Dispositive Power

                                 34,595,148 shares of which 31,882,908 shares
                                 are directly held by KPCB VIII, 1,847,364
                                 shares are directly held by KPCB VIII FF,
                                 and 864,876 shares are directly held by
                                 KPCB ZF II. Mr. Khosla is a general
                                 partner of KPCB VIII Associates and KPCB
                                 VII Associates. Mr. Khosla disclaims
                                 beneficial ownership of the shares held
                                 directly by KPCB VIII, KPCB VIII FF and
                                 KPCB ZF II.
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each            34,595,148
             Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9              9.8%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 7 Pages


ITEM 1(a)       NAME OF ISSUER:

                Corvis Corporation

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                7015 Albert Einstein Drive
                Columbia, MD 21046

ITEM 2(a)-(c)   NAME OF PERSON FILING:

                This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Khosla, a general partner of KPCB VIII Associates and KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(e)       CUSIP NUMBER:

                221009103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

ITEM 4.         OWNERSHIP.

                See Items 5-11 of cover sheets hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Corvis Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

                                                             Page 6 of 7 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001
VINOD KHOSLA                           KPCB VIII ASSOCIATES, L.P.,
                                       A CALIFORNIA LIMITED PARTNERSHIP



Signature: /s/ Michael S. Curry        Signature:    /s/  Brook H. Byers
           -------------------------      --------------------------------------
           Michael S. Curry                          Brook H. Byers
           Attorney-in-Fact                          A General Partner

                                       KLEINER PERKINS CAUFIELD & BYERS VIII,
                                       L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                       By:   KPCB VIII Associates, L.P.,
                                       a California Limited Partnership,
                                       its General Partner


                                       Signature: /s/  Brook H. Byers
                                                 -------------------------------
                                                  Brook H. Byers
                                                  A General Partner

                                                             Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Corvis Corporation, held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date: February 13, 2001
VINOD KHOSLA                               KPCB VIII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/ Michael S. Curry            Signature: /s/  Brook H. Byers
          ----------------------                     ---------------------------
           Michael S. Curry                           Brook H. Byers
           Attorney-in-Fact                           A General Partner


                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VIII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By: KPCB VIII Associates, L.P., a
                                           California Limited Partnership,
                                           its General Partner

                                           Signature: /s/  Brook H. Byers
                                                     ---------------------------
                                                      Brook H. Byers
                                                      A General Partner